Exhibit 10-M

***indicates where a confidential portion has been omitted and filed separately with the Commission.

December 21, 2001

CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this “Agreement”), is entered into effective as of the first day of February, 2002, between Dana Corporation (including its subsidiaries and affiliates) (“Dana”) and Edward J. Shultz (“Consultant”).

RECITALS

         WHEREAS, Dana desires to obtain for Dana the services of Consultant, and Consultant desires to make available to Dana such services, experience and knowledge during the term of this Agreement, all on the terms and subject to the conditions set forth herein; and

         WHEREAS, Consultant is willing to enter into this Agreement in consideration of the benefits which Consultant will receive under the terms and conditions hereof.

AGREEMENTS

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

         1.     Retention as Consultant. Dana hereby retains Consultant to render certain consulting and advisory services to Dana and Consultant hereby agrees to perform the services described herein.

         2.     Duties of Consultant. During the period described in Section 6, Consultant shall serve as a consultant to Dana to provide general advisory services in connection with the operations of Dana Credit Corporation and its subsidiaries (“DCC”), (other than with respect to issues related to the day-to-day operations of DCC) and the sales of the assets or businesses of DCC including background information and advice and historical context of the businesses of DCC. At all times during the term of this Agreement, Consultant shall make himself reasonably available to Dana, shall undertake his efforts in good faith on behalf of the best interests of Dana, and shall devote sufficient time and resources to provide the services described herein.

         3.     Consulting Fee. Subject to Sections 6 and 7, Consultant shall receive an annual consulting fee (“Consulting Fee”) as set forth below:

                           (a) Initial Payment Period. During the initial payment period, which shall commence on February 1, 2002 and end on the earliest of (i) December 31, 2003; (ii) the Closing Date of a Platform Sale; or (iii) the termination date of this Agreement pursuant to Section 7, Consultant shall be paid at an annual rate of $610,000.

                           (b) Extended Payment Period. During the extended payment period, if any, which shall commence on the Closing Date of a Platform Sale that occurs on or prior to December 31, 2002, and end on the earlier of (i) the third anniversary of such Closing Date; or (ii) the termination date of this Agreement pursuant to Section 7, Consultant shall be paid at an

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December 21, 2001

annual rate of $ *** . In the event a Platform Sale Closing Date does not occur by December 31, 2002, there will be no extended payment period.

                           The Consulting Fee shall be paid in quarterly installments with the first payment to be made on April 30, 2002, and with the final payment pro-rated for the portion of the final payment period if it is less than three months.

         4.     Performance Incentive Payment. Consultant is eligible for the Performance Incentive Payment (“PI Payment” or “PIP”) as described in the following subsections.

                           (a) Amount of Payment. The payment of the PI Payment is subject to subsections (b) and (c) below. The PIP is determined in accordance with Schedule A attached hereto and made a part of this Agreement; provided, however, that if the business of DCC is sold in a Platform Sale (as defined below), at a price mutually agreeable to Dana and the CEO or COO of DCC, the PIP shall be equal to the greater of (i) $ *** or (ii) the amount that would be earned under subsection (b) below.

                           (b) Payment Dates. The PI Payment will be paid as described in items (i) or (ii) as applicable.

(i) Quarterly Installments. The PIP will be paid in quarterly installments as shown below:

Profits Period	Dates	Payment Date
1	October 1, 2001, through March 31, 2002	April 30, 2002

2	October 1, 2001, through June 30, 2002	July 30, 2002

3	October 1, 2001, through September 30, 2002	October 31, 2002

4	October 1, 2001, through December 31, 2002	January 31, 2003

The portion of the PIP paid for each Profits Period (“Quarterly
Payout”) shall be calculated using the cumulative After-Tax Profits
(as defined below) for the applicable Profits Period in accordance with the following formulas:

For Profits Periods 1 through 3

[(Applicable Profits Period PIP) divided by 2]  —  Total prior Quarterly Payouts

For Profits Period 4:

(Profits Period 4 PIP) – Total prior Quarterly Payouts

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December 21, 2001

(ii) Two Installments. If there is a Platform Sale, the minimum PIP is $ *** and the payment of the PIP or the remaining PIP shall be made in two installments. The first installment (equal to 50% of the PIP minus any Quarterly Payouts made in accordance with (i) above prior to the Closing Date (as defined below)) will be paid on or as soon as practicable after the Closing Date and the second installment (equal to the other 50% of the PIP) will be paid following the expiration of six months after the Closing Date.

                           (c)          Payment Conditions. The payment of the PIP is subject to the following conditions :

First, the PIP will not be earned or paid unless DCC’s PAT (as defined below) for the period from October 1, 2001, through December 31, 2002, is at least $ *** (subject to any adjustments described in the definition of PAT and in the note to Schedule A). Notwithstanding the prior sentence, once any PIP payment is made pursuant to a Quarterly Payout, it is not subject to repayment.

Second, this Agreement cannot have been terminated for Cause (as defined below).

Third, subject to Section 7(b), upon the termination of this Agreement, no unearned PIP will be payable.

                           (d)        Definitions. For purposes of this Agreement, the terms “After-Tax Profits” or “PAT,” “Cause,” “Closing Date,” and “Platform Sale” mean as follows:

(i) “After-Tax Profits” or “PAT” means the consolidated net income of DCC on an after-tax basis determined in accordance with Generally Accepted Accounting Principles, consistently applied for the period from October 1, 2001, through December 31, 2002. For the purpose of determining PAT: (1) PAT is inclusive of any gains realized from the sales of the businesses or assets of DCC. Any capital gains recognized will be recorded without any tax expense. All other gains will be taxed at the appropriate federal statutory tax rate. (2) No tax reserves will be taken into income for purposes of determining PAT unless otherwise approved by Dana’s CFO or Vice President-Finance. (3) Credit reserves that are in excess of $ *** will be retained in DCC and will be taken into income for purposes of determining PAT. (4) With the exception of the retained assets identified on Schedule B attached hereto, any other assets remaining at December 31, 2002, will be adjusted to current realizable value (as approved by Dana’s CFO or Vice President-Finance) and such adjustment will be reflected in PAT. (5) Investment banking fees, any Performance Incentive Payments under this Agreement and any similar payments made to employees in connection with the sale of DCC will not be used in

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December 21, 2001

determining PAT. (6) Legal fees relating to the sale of the assets or businesses of DCC or a Platform Sale and which are specifically authorized and approved by Dana’s General Counsel, will not be used in determining PAT. All other legal fees incurred in connection with the normal operations of DCC will be used in determining PAT.

PAT is subject to adjustment for the sales of the assets of DCC which occur prior to their scheduled lease termination. PAT will be reduced by the after-tax lease income (net of depreciation in the case of an operating lease) or interest income (in the case of a loan) that would otherwise have been recognized for the period from the date of the sale of such assets to December 31, 2002. PAT will be increased by the after-tax interest expense savings from the date of the sale of such assets to December 31, 2002, to the extent that the sale proceeds are used to retire DCC debt. PAT will be adjusted quarterly within 15 days of the last day of each quarter.

PAT shall be rounded to the nearest $1 million. PAT shall be determined (including the amount of any adjustments described in the prior paragraph) by Dana’s CFO or Vice President-Finance and verified by PricewaterhouseCoopers.

(ii)	“Cause” means: (1) the Consultant’s conviction of a felony; (2) the Consultant’s willful misconduct or gross negligence in the performance of his duties; or (3) the Consultant’s breach of a material term of this Agreement.

(iii)	“Closing Date" means the closing date of a Platform Sale.

(iv)	“Platform Sale” means the sale of all of the businesses and assets of DCC other than those retained assets that are identified on Schedule B attached hereto; provided, however, that the Vice President-Finance or CFO of Dana and the CEO or COO of Dana Commercial Credit Corporation can, by mutual agreement, determine that a substantial sale of the assets or businesses of DCC is a Platform Sale. In no event can there be more than one Platform Sale. A Platform Sale is only effective upon the Closing Date.

         5.     Expenses. Dana shall pay or reimburse Consultant for all reasonable, verifiable out-of-pocket travel expenses, which expenses shall be approved in advance by Dana, actually paid or incurred by Consultant in the performance of Consultant’s duties under this Agreement. Such expenses shall be reimbursed promptly upon receipt by Dana of expense statements or other supporting documentation.

         6.     Period of Service. The period for which Consultant will provide services under this Agreement will commence on February 1, 2002, and, unless earlier terminated under Section

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December 21, 2001

7, will continue until the earlier of (i) December 31, 2003, or (ii) the closing date of the sale of the assets constituting at least 90% of the net book value of the assets of DCC (other than the retained assets listed on Schedule B) as of December 31, 2001, determined in accordance with Generally Accepted Accounting Principles, confirmed by the CFO of Dana and verified by PricewaterhouseCoopers.

         7.               Termination of this Agreement. Subject to Section 8(h), this Agreement will continue until terminated under the provisions of (a) or (b) below.

                           (a)          If this Agreement has not been terminated under Section 7(b), this Agreement shall continue until the earliest to occur of

(i) the later of (1) December 31, 2003, or (2) in the event of a Closing Date of a Platform Sale that occurs on or prior to December 31, 2002, the third anniversary of such Closing Date;

(ii) the date the Consultant accepts an employment, consulting, advisory or other working relationship with any entity that has purchased some or all of the assets or businesses of DCC without the prior written consent of the CFO of Dana;

(iii) the date Consultant accepts an employment, consulting, advisory or other working relationship with the Platform Sale buyer ; or

(iv) Consultant’s death, Disability or termination for Cause.

Upon the termination of this Agreement under this Section 7(a), Consultant shall be entitled to Consulting Fees payable through the last day of the month coincident with or immediately following the termination of this Agreement. Consultant also shall be entitled to any PIP that has been earned as of the date this Agreement terminates under this Section 7(a) but which has not yet been paid. In the event there is any earned but unpaid PIP on the date this Agreement terminates, it shall be paid in accordance with the terms and payment periods described in Section 4 of this Agreement.

                           (b) If this Agreement has not been terminated under Section 7(a), Consultant may elect to terminate this Agreement following the sale of at least 90% of the net book value of the assets of DCC (other than the retained assets listed on Schedule B) as of December 31, 2001, determined in accordance with Generally Accepted Accounting Principles, confirmed by the CFO of Dana and verified by PricewaterhouseCoopers. Upon the termination of this Agreement by Consultant under this Section 7(b), Consultant shall be entitled to (i) or (ii) and (iii) following:

(i) if Consultant terminates the Agreement during the initial payment period described in Section 3(a), Consultant shall be entitled to a lump sum cash payment equal to the present value (discounted at an interest rate of 7% per annum ) of any remaining Consulting Fee that would be payable through the end

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December 21, 2001

of such initial payment period as if the Agreement were not terminated under this Section 7(b); or

(ii) if Consultant terminates the Agreement during the extended payment period described in Section 3(b), Consultant shall be entitled to a lump sum cash payment equal to the present value (discounted at an interest rate of 7% per annum) of any remaining Consulting Fee that would be payable through the end of such extended payment period as if this Agreement were not terminated under this Section 7(b); and

(iii) Consultant shall be entitled to any PIP that has been earned as of last day of Profits Period 4 (December 31, 2002) subject to and payable in accordance with Section 4 of this Agreement.

                           (c)          For purposes of this Agreement, “Disability” means, a condition which exists by reason of any medically determinable physical or mental impairment, which is of a long and continued duration and which renders Consultant unable to perform the services contracted for in this Agreement.

         8.     Covenants.

                           (a)          Return of Property; Intellectual Property Rights. Consultant agrees that on or before the termination of this Agreement, he will return all property owned by Dana, including files, documents, data and records (whether on paper, tapes, disks, or in any other form, electronic or otherwise). Consultant acknowledges that Dana is the rightful owner of any programs, ideas, inventions, discoveries, copyright material, or trademarks that Consultant may have originated or developed, or assisted in originating or developing, during the period of this Agreement, where any such origination or development involved the use of time performing services for Dana or the use of Dana’s resources, or the exercise of Consultant’s responsibilities for or on behalf of Dana. Consultant will at all times, both before and after the termination of this Agreement, cooperate with Dana in executing and delivering documents and taking any other actions that are necessary or requested by Dana to assist Dana in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, copyright material, or trademarks, and to vest title thereto in Dana.

                           (b)          Proprietary and Confidential Information. Consultant will at all times preserve the confidentiality of all proprietary information and trade secrets of Dana, except to the extent that disclosure of such information is legally required. The phrase “proprietary information” means information that has not been disclosed to the public and that is treated as confidential within the business of Dana including, without limitation, the terms of this Agreement; strategic or tactical business plans; undisclosed financial data; ideas, processes, methods, techniques, systems, patented or copyrighted information, models, devices, programs, computer software, or related information; documents relating to regulatory matters and correspondence with governmental entities; undisclosed information concerning any past, pending, or threatened legal dispute; pricing and cost data; reports and analyses of business prospects; business transactions which are contemplated or planned; research data; personnel

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December 21, 2001

information and data; identities of users and purchasers of any of Dana’s products or services; and other confidential matters pertaining to or known by Dana, including confidential information of a third party which Consultant knows or should know Dana is bound to protect.

                           (c)          Prohibited Conduct. During the greater of (i) the period described in Section 7(a)(i) or (ii) the period that begins with the effective date of this Agreement and ends 36 months thereafter, Consultant, without prior written consent of Dana, will not: (1) personally engage in Competitive Activities (as defined below); or (2) work for, own, manage, operate, control, or participate in the ownership or management of or provide consulting or advisory services to or permit Consultant’s name to be used in connection with, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that Consultant’s purchase or holding, for investment purposes, of securities of a publicly-traded company shall not constitute “ownership” or “participation in ownership” for purposes of this subsection so long as his equity interest in any such company is less than five percent (5%).

                           (d)          Competitive Activities. Except as provided in the second sentence of this subsection 8(d), for purposes of this Agreement, “Competitive Activities” means business activities which are the same or similar or competitive with those engaged in by Dana or which relate to products or services of the same or similar type as the products or services (i) which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of DCC, and (ii) for which Consultant provided services in connection with the planning, development, management, marketing, or oversight of such products or services. In addition, “Competitive Activities” includes Consultant accepting an employment, consulting, advisory or other working relationship with a purchaser of the assets or businesses of DCC, except with respect to a Platform Sale buyer if the Platform Sale buyer assumes Dana’s obligations hereunder pursuant to Section 14; provided, however, that if Consultant terminates this Agreement under Section 7(b), “Competitive Activities” does not include Consultant accepting an employment, consulting, advisory or other working relationship with the purchaser of the assets or businesses of DCC.

                           (e)          Interference With Business Relations. During the greater of (i) the period described in Section 7(a)(i), or (ii) the period that begins on the effective date of this Agreement and ends 36 months thereafter, Consultant, without the written consent of Dana, will not: (1) recruit or solicit any employee of Dana for employment or for retention as a consultant or service provider; (2) hire or participate (with another company or third party) in the process of hiring any person who is then an employee of Dana, or provide names or other information about Dana employees to any person or business under circumstances which could lead to the use of that information for purposes of recruiting or hiring; (3) interfere with the relationship of Dana with any of its employees, agents, or representatives; (4) solicit or induce, or in any manner attempt to solicit or induce, any client, customer, or prospect of Dana (A) to cease being, or not to become, a customer of Dana, or (B) to divert any business of such customer or prospect from Dana; (5) otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between Dana and any of its customers, clients, prospects, suppliers, consultants, or employees; or (6) make or publish any statement which is, or may

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December 21, 2001

reasonably be considered to be, disparaging to Dana or to the directors, officers, employees or operations of Dana.

                           (f)          Waiver. Nothing in this Agreement will bar Consultant from requesting, at the termination of this Agreement or at any time thereafter, that Dana, in its sole discretion, waive in writing Dana’s rights to enforce some or all of this Section 8.

                           (g)          Other Agreements and Policies. The obligations imposed by this Section 8 are in addition to, and not in lieu of, any and all other policies or agreements of Dana regarding the subject matter of the foregoing obligations or that result from Consultant’s prior employment with Dana.

                           (h)          Survival. The provisions of this Section 8 shall survive the termination of this Agreement.

         9.     Independent Contractor. Consultant at all times will act as an independent contractor and will not act or hold himself out to third parties as an employee, officer or agent of Dana. Consultant agrees that he has no authority to bind Dana, to sign or execute documents or to make any commitments on behalf of Dana. Nothing in this Agreement or to be done pursuant to its terms and conditions is intended to, or shall, create a partnership, joint venture, principal-agent or employer-employee relationship between Dana and Consultant. Consultant shall be responsible for paying and reporting any federal or state income tax, withholding, social security taxes or unemployment insurance in connection with amounts paid to him hereunder. Consultant shall have no right to participate in any of Dana’s employee benefit plans.

         10.     Applicable Law. This Agreement shall be construed and interpreted according to the laws of the State of Ohio, without regard to the conflicts of law rules thereof.

         11.     Source of Payments. The amounts payable under this Agreement may be paid, at Dana’s sole discretion, from Dana’s or DCC’s general assets, or from any other source.

         12.     Headings. The headings and captions set forth herein are for convenience of reference only and shall not affect the construction or interpretation hereof.

         13.     Notices. Any notice or other communication required, permitted, or desirable hereunder shall be hand delivered (including delivery by a commercial courier service) or sent by United States registered or certified mail, postage prepaid, addressed as follows:

If to Consultant:	Edward J. Shultz

7164 Forest Brook Drive

Sylvania, Ohio 43560

If to the Company:	Dana Corporation

P. O. Box 1000

Toledo, Ohio 43697

or

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December 21, 2001

4500 Dorr Street

Toledo, Ohio 43615

Attention: General Counsel

or such other addresses as shall be furnished in writing by the parties. Any such notice or communication shall be deemed to have been given as of the date so delivered in person or three business days after so mailed.

         14.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties. This Agreement may not be assigned, nor may performance of any duty hereunder be delegated, by either party without the prior written consent of the other; provided, however, Dana may assign this Agreement, without the consent of the Consultant, to the purchaser of the assets of the business of DCC in connection with and as a part of a Platform Sale and in such case, Dana and DCC shall mean Dana and DCC (as hereinbefore defined) and any such purchaser which assumes and agrees to perform this Agreement.

         15.     Entire Agreement; Amendments. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and there are no other contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not specifically referred to or contained herein. This Agreement specifically supersedes any and all prior agreements and understandings of the parties with respect to the subject matter hereof, all of which prior agreements and understandings (if any) are hereby terminated and of no further force and effect. This Agreement may be amended, modified, or terminated only by a written instrument signed by the parties hereto.

         16.     Execution of Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement may be delivered by facsimile transmission of an originally executed copy to be followed by immediate delivery of the original of such executed copy.

         17.     Severability. If any provision, clause or part of this Agreement, or the applications thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

         18.     Incorporation of Recitals and Schedules. The Recitals and Schedules to this Agreement are an integral part of, and by this reference are hereby incorporated into, this Agreement.

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December 21, 2001

         IN WITNESS WHEREOF, the parties have executed this Consulting Agreement to be effective as of the day and year first above written.

DANA CORPORATION

By:	/s/ R. C. Richter

Title:	VP — Chief Financial Officer

Date:	12/21/01

/s/ E. J. Shultz

Edward J. Shultz

Date:	12/21/01

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December 21, 2001

SCHEDULE A *** Pages 11-13 (3 pages)

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Schedule B
***(1 page)